Exhibit 99.1

Bonanza Creek Energy, Inc. Appoints Richard J. Carty to President and Chief Executive Officer, James A. Watt to Chairman and Jeff E. Wojahn to the Board of Directors

DENVER, November 11, 2014 - The Board of Directors of Bonanza Creek Energy, Inc. (NYSE: BCEI) today announced that it has concluded its extensive nationwide search and named Richard J. Carty as President and Chief Executive Officer of the Company, effective immediately. Mr. Carty (45) succeeds Marvin M. Chronister, our Interim President & Chief Executive Officer, who will return to the Board as an independent director. The Board also appointed James A. Watt (64) to the non-executive Chairman position and Jeff E. Wojahn (52) as a Class III Director.

Mr. Carty has been Chairman of the Board of Directors of Bonanza Creek since its formation in 2010. In addition to significant financial and operational competencies in the energy industry, Mr. Carty has critical knowledge of the Company’s development history, assets and employees. His dedication and commitment to the Company has been essential to its ongoing success. Mr. Carty was President of West Face Capital (USA) Corp, an affiliate of West Face Capital, from 2009 until 2013. Prior to that period, Mr. Carty was Managing Director of Morgan Stanley Principal Strategies. Prior to Mr. Carty’s 14 years at Morgan Stanley, he was a Partner at Gordon Capital Corp, a Toronto-based investment and merchant bank, where he worked for 5 years.

Mr. Watt brings over 40 years of industry experience to the Company’s Board to which he was appointed in 2012. He has served as a director, President and Chief Executive Officer of Dune Energy, Inc. since 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. acquired Remington in July 2006. From August 2006 through March 2007, he served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. Mr. Watt currently serves on the board of directors of Helix.

Mr. Wojahn brings over 25 years of oil and gas industry experience to our Board. From 2003 to 2013, Mr. Wojahn served as Executive Vice President of EnCana Corporation and was President of Encana Oil & Gas (USA) Inc. from 2006 to 2013. Beginning in 1985, Mr. Wojahn held senior management and operational positions in Canada and the United States and has extensive experience in unconventional resource play development. He currently serves as a Strategic Advisory Board member for Morgan Stanley Energy Partners.

“We are pleased to appoint Rich to the position of President and Chief Executive Officer and to have him lead our management team as the Company looks to a new chapter in its growth and development,” said Mr. Watt. “The Board believes that Bonanza Creek has outstanding assets, a dedicated and effective employee base and is well-positioned financially. Rich’s record of leadership demonstrates that he is the right person to expand upon our successes and take the Company to the next level. Under Rich’s stewardship, we believe the Company will sustain predictable growth for shareholders, and with the benefit of a strong financial position, the Company will succeed through the current market cycle and enter into a new period of enhanced shareholder value creation. The Board also wants to thank Marvin for his service and looks forward to again working with him as an independent director. Marvin, Rich, the Board of Directors and the executive team of the Company have worked closely for quite some time and we expect the transition to be seamless.”

“I am very excited to join the exceptional management team at Bonanza Creek with whom I have worked with very closely over the past four years,” said Mr. Carty. “There are many opportunities for us to capitalize upon, and I am honored to do so with this talented group of individuals. I look forward to a continuing positive engagement with our Board in the years ahead, and I have confidence that Jim’s leadership as Chairman will guide the Company through this next phase. In addition, collaborating with our new Director, Jeff Wojahn, whose experience in upstream E&P, and particularly his experience leading the development of unconventional oil and gas assets for Encana, will prove invaluable and rewarding to the enterprise.”

The Company will host a conference call at 9:00 a.m. MST on Tuesday, November 11, 2014 to discuss these recent announcements.  To access the live interactive call, please dial (877) 280-4961 or (857) 244-7318 and use the passcode 65768968.  To access the replay of the conference call, which will be available until November 18, 2014 at 11:59 p.m. MST, please dial (888) 286-8010 or (617) 801-6888 and use the passcode 68270382.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding the Company’s growth, financial position, value creation and ability to succeed in the current market environment. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; and access to adequate gathering systems and pipeline take-away capacity. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2013 and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn

Senior Vice President, Finance & Treasurer

720-440-6172

Mr. James Masters

Investor Relations Manager

720-440-6121